EXHIBIT 4.2.14
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
     FOURTEENTH SUPPLEMENTAL INDENTURE (this “Fourteenth Supplemental Indenture”) dated as of September 8, 2011 among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with the US Issuer I and the US Issuer II, the “Issuers”), Beverage Packaging Holdings (Luxembourg) I S.A. (“BP I”), the affiliates of the Issuers party hereto (the “Additional Note Guarantors”), The Bank of New York Mellon, as trustee (the “Trustee”), principal paying agent, transfer agent and registrar, to the indenture dated as of May 4, 2010, as amended or supplemented (the “Indenture”), in respect of the issuance of an aggregate principal amount of $1,000,000,000 of 8.50% Senior Notes due 2018 (the “Notes”).
W I T N E S S E T H :
          WHEREAS pursuant to Section 4.11 of the Indenture, each Restricted Subsidiary (unless such Subsidiary is an Issuer, a Note Guarantor or a Receivables Subsidiary) that guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness under any Credit Agreement is required to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment and the other obligations under the Notes and the Indenture;
          WHEREAS pursuant to Section 9.01(a)(vi) of the Indenture, the Trustee, BP I and the Issuers are authorized to (i) to amend the Indenture to add a Note Guarantor with respect to any Note and (ii) to execute and deliver this Fourteenth Supplemental Indenture;

          Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Indenture.
          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Additional Note Guarantors mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          1. Assumption. Graham Packaging Company Inc. hereby assumes all of the obligations of Bucephalas Acquisition Corp., as a Successor Note Guarantor under the Notes and the Indenture and Additional Note Guarantor under this Fourteenth Supplemental Indenture.
          2. Guarantee. Each Additional Note Guarantor hereby jointly and severally with all other Note Guarantors unconditionally guarantees the obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture and agress to be bound by all other applicable provisions of the Indenture.
          3. Ratification of Indenture; Fourteenth Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourteenth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.
          4. Governing Law. THIS FOURTEENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND THE ADDITIONAL NOTE GUARANTORS AGREE TO SECTION 13.09 OF THE INDENTURE, INCLUDING WITH RESPECT TO SUBMISSION TO JURISDICTION, WAIVER OF OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK, AND PURSUANT TO SECTION 13.08, THE WAIVER OF ANY RIGHT TO TRIAL BY JURY.
          5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourteenth Supplemental Indenture or any Guarantee referenced herein.
          6. Duplicate Originals. The parties may sign any number of copies of this Fourteenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

          8. No Adverse Interpretation of Other Agreements. This Fourteenth Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuers, BP I, BP II, RGHL or any of their Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Fourteenth Supplemental Indenture.
          9. No Recourse Against Others. No director, officer, employee or manager of a Additional Note Guarantor will have any liability for any obligations of the Issuers, Note Guarantor or Additional Note Guarantors under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the guarantee of the obligations under the Notes and the Indenture by the Additional Note Guarantors. The waiver may not be effective to waive liabilities under the federal securities laws.
          10. Indemnity. (a) The Issuers, BP I and the Additional Note Guarantors executing this Fourteenth Supplemental Indenture, subject to Section 10.08 of the Indenture, jointly and severally shall indemnify the Trustee (which, for purposes of this Section, shall include its officers, directors, employees, agents and counsel) against any and all loss, liability, claim, taxes, costs, damage or expense (including properly incurred attorneys’ fees and expenses) incurred by or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Fourteenth Supplemental Indenture or a Note Guarantee provided herein against the Issuers, BP I or an Additional Note Guarantor (including this Section) and defending against or investigating any claim (whether asserted by the Issuers, BP I, any Additional Note Guarantors, any Holder or any other Person). The obligation to pay such amounts shall survive the payment in full or defeasance of the Notes or the removal or resignation of the Trustee. The Trustee shall notify the Issuers of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Issuers shall not relieve any of the Issuers, BP I or the Additional Note Guarantors executing this Fourteenth Supplemental Indenture of its indemnity obligations hereunder. The Issuers shall defend the claim and the indemnified party shall provide reasonable cooperation at the Issuers’ expense in the defense. Such indemnified parties may have separate counsel and the Issuers, BP I and the Additional Note Guarantors, as applicable, shall pay the fees and expenses of such counsel. The Issuers need not reimburse any expense or indemnify against any loss, liability or expense incurred by an indemnified party solely through such party’s own willful misconduct, negligence or bad faith.
          (b) To secure the payment obligations of the Issuers, BP I and the other Note Guarantors in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held to pay principal of and interest on the Notes.
          11. Successors and Assigns. All covenants and agreements of the Issuers, BP I and the Additional Note Guarantors in this Fourteenth Supplemental Indenture and the Notes shall bind their respective successors and assigns. All agreements of the Trustee in this Fourteenth Supplemental Indenture shall bind its successors and assigns.
          12. Severability. In case any one or more of the provisions contained in this Fourteenth Supplemental Indenture or the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fourteenth Supplemental Indenture or the Notes.
          13. Notices. Any order, consent, notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, postage prepaid, addressed as follows:
     If to the Issuers or any Additional Note Guarantor:
Suite 2502
Level 25 Citigroup Centre
2 Park Street
Sydney 2000, Australia
Attn: Helen Golding
Fax: +6192686693
helen.golding@rankgroup.co.nz
     If to the Trustee:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815 5366
catherine.donohue@bnymellon.com
lesley.daley@bnymellon.com
          14. Amendments and Modification. This Fourteenth Supplemental Indenture may be amended, modified, or supplemented only as permitted by the Indenture and by written agreement of each of the parties hereto.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this supplemental indenture to be duly executed as of the date first above written.

REYNOLDS GROUP ISSUER INC.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER LLC
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Secretary

REYNOLDS GROUP ISSUER (LUXEMBOURG) S.A.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Officer

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) I S.A.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Officer

[Supplemental Indenture to May 2010 Notes]

GRAHAM PACKAGING COMPANY INC.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Assistant Secretary

BCP/GRAHAM HOLDINGS L.L.C.
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Assistant Secretary

GPC HOLDINGS LLC
By:	/s/ Helen Dorothy Golding
	Name:	Helen Dorothy Golding
	Title:	Assistant Secretary

[Supplemental Indenture to May 2010 Notes]

THE BANK OF NEW YORK MELLON, as Trustee, Principal Paying Agent, Transfer Agent and Registrar
By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

[Supplemental Indenture to May 2010 Notes]